LETTER OF INTENT

This Letter of Intent ("LOI"), made this 14th day of March, 2006, between Medical Group Services ("MGSI") and /or assigns Billing Associates, LLC., a Florida limited liability company, and Mark Borden, summarizes the principal terms with respect to the transactions contemplated herein.

A. Parties

MGSI Medical Group Services, Inc., a Florida corporation headquartered at 2810 West St. Isabel Street, Suite 201, Tampa, Florida 33607.

Billing Associates, a Florida limited liability company, headquartered at 9220 Overlook Drive, Tampa, Florida 33617

B. Acquisition of During the due diligence period, MGSI has determined it shall base its acquisition on a purchase price of $856,000.00.

MGSI shall conclude the purchase of Billing Associates through the purchase of its corporate assets to include FF & E, service agreements, outstanding client A/R, and all software all to be delivered free and clear. This will also include its corporate trade name.

C. Terms of Payment MGSI shall pay the purchase price in the following manner:

(1) The $856,000.00 purchase price to be paid in cash at time of closing. [CONFIDENTIAL TREATMENT REQUESTED] This escrow deposit shall be subject to the terms and conditions of the escrow agreement which will be prepared and executed simultaneously to the purchase agreement at the time of closing. The purpose of this deposit will be to provide the potential for a purchase price adjustment in the event that the revenue of Billing Associates, Inc. is reduced as a result of client terminations or some other material default of the (terms and conditions will be detailed in escrow / purchase agreement.

D. Definitive Agreement It is the intent of both parties that this LOI be a legal and binding agreement clearly representing both parties agreement on the economic terms of this transaction; however, the definitive agreement shall be subject to those modifications necessary to meet the legal and accounting requirements.

Billing Associates / Mark Borden agrees that during the period of this LOI, through the date of closing, it shall enter into no other agreements or negotiations for the sale or merger of its assets / business.

As promptly as may be practicable, Billing Associates and MGSI shall undertake in good faith to prepare, execute and deliver a mutually satisfactory definite agreement with respect to the transaction contemplated hereby. Upon the execution and delivery thereof, the terms, provisions, and conditions contained in such Definitive Agreement shall supersede, in their entirely, all of the terms, provisions and conditions of this LOI. Also included would be a commitment to retain the services of Mark's dad, at current levels of compensation, benefits and hours of service required, for a period of time not to exceed two years, but certainly during Mark's employment period.

E. Information Between the date of this LOI and the execution of the Definitive Agreement, each Party agrees (i) to provide to the other party or its representatives, during normal business hours full access to all of its assets, data, books, agreements, and records; (ii) to furnish to the other party all requested information concerning any of its business affairs that effect this transaction. Notwithstanding the foregoing, the due diligence provided for above shall not be unduly disruptive to the current business of the parties.

F. Conditions to Closing The conditions to consummation of the transactions contemplated hereby include but are not limited to (i) satisfactory completion of due diligence by both parties; (ii) absence of any material adverse change in the assets, business, operations or financial conditions of either party; (iii) each party obtaining necessary board and shareholder approval; (iv) execution of a Definitive Agreement; (v) each party to this agreement shall be responsible for their respective legal fees.

G. Confidential Information As used herein, the term "Confidential Information" means any information that is proprietary to a party or has been acquired or is being used by such party pursuant to a confidentiality agreement with a third party and which is not generally known in the relevant industry or industry segment and affords possessors of the information a commercial or business advantage over others who do not have such information. The term "Confidential Information" may include, but is not limited to, customer information, accounting data, statistical data, research projects, development and marketing plans, customer lists, trade-secrets, inventions and other materials. The term "Confidential Information" does not include any information that, through no fault of the receiving party, is or becomes: (i) substantially described in an English language printed publication; (ii) developed by or on behalf of the receiving party; or (iii) disclosed to the receiving party by a third party not having an obligation of confidence to the owner of such information. Confidential information shall be maintained under secure conditions by a receiving party using at least the same security procedures used by such receiving party for the protection of its own Confidential Information. The receiving party shall not use any Confidential Information, except for the benefit of such information without the expressed prior written consent of an authorized officer of the owner of such information during the term of this Agreement and for three years thereafter and shall not disclose any such information without such consent except as permitted by this LOI or except: (i) to those of the receiving party's employees and the performance of such receiving party's obligations under this Agreement; (ii) to third parties who execute confidentiality agreements acknowledging the obligations of confidentiality under this Agreement; (iii) upon the order of a court or other tribunal of competent jurisdiction to disclose such Confidential Information, upon notice to the owner of such information.

Upon any termination of the receiving party's right to possess and/or use Confidential Information, the receiving party shall turn over to the owner of the Confidential Information (or, if agreed by such owner, destroy) any disks, tapes, documentation, notes, memorandum, documents, or any other tangible embodiments of any such information.

H. Governing Law This Letter of Intent shall be construed and interpreted in accordance with and governed by the laws of the State of Florida.

I. Counterparts This LOI may be executed in one or more counterparts, and by facsimile, each of which will be deemed to be an original copy and all of which, when taken together, shall constitute one and the same agreement.

J. Time of Acceptance / Seller shall have until 1:00pm on March 14th, 2006 to accept and deliver this Letter of Intent to purchaser.

Closing The closing of this transaction shall be on or before May 31, 2006 or any other date mutually agreeable.

K. Contingencies Transaction is also subject to MGSI successfully negotiating and retaining the services of Mark Borden and entering into an employment agreement for a period of at least one (1) year. The purchase agreement shall provide for an annual salary of [CONFIDENTIAL TREATMENT REQUESTED]

Furthermore prior to closing Billing Associates shall transfer all real property off balance sheet of its corporate ownership and said real property shall be excluded from this transaction.

Both parties recognize that MGSI may have to continue operations at Billing Associate's current location for a period not to exceed 90 days post closing.

L. Brokers Compensation Both parties acknowledge that Billing Associates / Mark Borden have entered into a Professional Services Agreement with Aaron Paul / DVS Group. This agreement sets forth the fees to be paid to Aaron Paul / DVS Group for the securing of the sales transaction contemplated in this Letter of Intent. The seller shall be responsible for the payment of the fees associated with this agreement and shall indemnify purchaser of any claims relating to the services provided by Aaron Paul / DVS Group.

For: Medical Group Services, Inc. For: Billing Associates, Inc.

/s/ Anthony F. Maniscalco /s/ Mark Borden

By: Anthony F. Maniscalco By: Mark Borden

C.E.O. President / Owner

Address: 7424 Hackamore Road

Zephyrhills, Fl 33541